UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 5, 2026
Riley Exploration Permian, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-15555	87-0267438
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
29 E. Reno Avenue, Suite 500
Oklahoma City, Oklahoma 73104
(Address of Principal Executive Offices, Including Zip Code)
405-415-8699
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	REPX	NYSE American
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement

On October 5, 2026, Riley Exploration - Permian, LLC (“REP LLC”), a wholly-owned subsidiary of Riley Exploration Permian, Inc. (“REPX,” together with REP LLC, hereinafter referred to as the “Company”), voluntarily prepaid in full all of its outstanding 10.50% Senior Unsecured Notes due 2028 (the “Senior Notes”) issued pursuant to that certain Note Purchase Agreement, dated as of April 3, 2023, as amended, (the “Note Purchase Agreement”), by and among REP LLC, as issuer, REPX, as parent, the subsidiaries of REP LLC party thereto, as guarantors, the holders of the Senior Notes, and U.S. Bank Trust Company, National Association, as agent for the holders, pursuant to Section 2.08 of the Note Purchase Agreement. Immediately prior to the prepayment, the aggregate principal amount of Senior Notes outstanding was $130.0 million. The Company prepaid the Senior Notes at 100% of the outstanding principal amount, plus accrued and unpaid interest through the prepayment date. No prepayment premium was payable in connection with the prepayment. The Company funded the prepayment with borrowings under the Credit Agreement described in Item 2.03 below. Upon completion of the prepayment, no Senior Notes remained outstanding, all commitments under the Note Purchase Agreement were terminated and the Company’s obligations under the Note Purchase Agreement were satisfied and discharged, other than certain customary continuing obligations under the Note Purchase Agreement. In connection with the prepayment of the Senior Notes, the Company expects to recognize a non-cash loss on extinguishment of debt related to the write-off of the remaining unamortized discount and deferred financing costs.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.02 above is incorporated by reference into this Item 2.03.

On October 5, 2026, the Company borrowed $130 million under the Credit Agreement, dated as of September 28, 2017, among REP LLC, as borrower, Truist Bank, as administrative agent, and the lenders party thereto (as amended, the “Credit Agreement”), to fund the prepayment of the Senior Notes. REPX is party to the Credit Agreement as parent guarantor. The borrowing refinanced the Senior Notes, and the aggregate principal amount of the Company’s outstanding indebtedness is substantially unchanged as a result. Following such borrowing, the aggregate principal amount of borrowings outstanding under the Credit Agreement was $245 million, the borrowing base was $425 million and the aggregate elected commitments were $400 million. Borrowings under the Credit Agreement are secured by substantially all of the Company’s assets. The Credit Agreement allows for SOFR Loans and Base Rate Loans (each as defined in the Credit Agreement). The interest rate on each SOFR Loan will be the adjusted Term SOFR for the applicable interest period plus a margin between 2.75% and 3.75% (depending on the borrowing base utilization percentage). The annual interest rate on each Base Rate Loan will be the Base Rate for the applicable interest period plus a margin between 1.75% and 2.75% (depending on the borrowing base utilization percentage). The Company is also subject to an unused commitment fee of between 0.375% and 0.500% (depending on the borrowing base utilization percentage). As a result of the repayment in full of the Senior Notes, the maturity date of the Credit Agreement is December 13, 2028. The material terms of the Credit Agreement, including the events upon which the obligations thereunder may be accelerated, have been previously reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RILEY EXPLORATION PERMIAN, INC.

Date:	October 7, 2026	By:	/s/ Beth A. di Santo
Beth A. di Santo
General Counsel and Corporate Secretary